EXHIBIT 10.2

NEWMONT MINING CORPORATION 2013 STOCK INCENTIVE PLAN RESTRICTED STOCK UNIT AGREEMENT

This Agreement, including any country-specific terms and conditions set forth in any appendix hereto (the “Agreement”), dated February 25,  2019, is made between Newmont Mining Corporation (“Newmont”) and “Employee,” as specified in his or her Grant Summary and Grant Acknowledgment (collectively, the “Grant Acknowledgment”). The Grant Acknowledgment is set forth on the Fidelity online employee portal.

The Grant Acknowledgment is incorporated by reference herein. This Agreement shall be deemed executed by Employee upon his or her electronic execution of the Grant Acknowledgment. All capitalized terms that are not defined herein shall have the meaning as defined in the Newmont Mining Corporation 2013 Stock Incentive Plan (“Plan”).

1. Award of Restricted Stock Units. Newmont hereby grants to Employee the right to receive from Newmont the number of Restricted Stock Units (the “RSUs”) specified in the Grant Acknowledgment, pursuant to the terms and subject to the conditions and restrictions set forth in this Agreement and the Plan. Each RSU granted represents an unfunded right to receive one share of Newmont Common Stock, subject to the conditions and restrictions set forth in this Agreement and the Plan.

2. Vesting Period. The RSUs will vest in accordance with the vesting schedule set forth below, provided Employee remains employed by Newmont or one of its Subsidiaries through each vesting date, or unless otherwise provided in this Agreement:

Vesting Date	Percentage Vested
February 25, 2019	33%
February 25, 2020	33%
February 25, 2021	34%

3. Termination. Notwithstanding Section 2 above, the RSUs will vest as stated below in the specific circumstances:

A. Termination of Employment for death, disability, and following change of control. If (i) Employee dies, or (ii) Employee’s employment with Newmont or any Subsidiary terminates by reason of (a) disability (as determined under the terms of the Long-Term Disability Plan of Newmont), or (b) termination of employment entitling Employee to benefits under the Employee Change of Control Plan of Newmont or the Change of Control Plan of Newmont, the outstanding RSUs subject to this Agreement shall become fully vested and nonforfeitable, as of the date of Employee’s death or other termination of employment, referred to in clause (ii) above.

B. Termination of Employment under a Severance Plan of Newmont. If Employee terminates employment with Newmont or any Subsidiary and is entitled to: (i) separation benefits under the Severance Plan of Newmont or the Executive Severance Plan of Newmont, or; (ii) separation benefits for any involuntary termination, other than for Cause (as defined below), for Employees not eligible for benefits under the Severance Plan of Newmont or the Executive Severance Plan of Newmont, a pro-rata percentage of the RSUs will vest as of the date of Employee’s employment termination in accordance with the following formula, and the remaining RSUs will be forfeited:

RSUs vested =	Total RSUs Covered by This Agreement	X	Days Elapsed From Date of Grant to Date of Termination of Employment	-	Prior Vestings
1095

If Employee is entitled to separation benefits as contemplated in clauses (i) or (ii) above in this Section 3.B, and is also retirement eligible as defined in Section 3.C below, the RSUs shall vest in accordance with this Section 3.B and not 3.C below.

“Cause” is defined as: 1) engagement in illegal conduct or gross negligence or willful misconduct, provided that if the Employee acted in accordance with an authorized written opinion of Newmont’s, or an affiliated entity’s, legal counsel, such action will not constitute “Cause;” 2) any dishonest or fraudulent activity by the Employee or the reasonable belief by Newmont or an affiliated entity of the Employee’s breach of any contract, agreement or representation with the Newmont or an affiliated entity, or 3) violation, or Newmont or an affiliated entities’ belief of Employee’s violation of Newmont Mining Corporation’s Code of Conduct and underlying policies and standards.

C. Retirement. If Employee terminates employment with Newmont or any Subsidiary due to retirement, defined as: (1) at least age 55, (2) at least 5 years of continuous employment with Newmont and/or a Subsidiary, and (3) a total of at least 65 when adding age plus years of continuous employment, the RSUs shall vest as follows.

(i)

If Employee retires within 365 days from the date of grant, a pro-rata percentage of the RSUs will vest as of the date of Employee’s employment termination in accordance with the following formula, and the remaining RSUs will be forfeited:

RSUs vested =	Total RSUs Covered by This Agreement	X	Days Elapsed From Date of Grant to Date of Termination of Employment	-	Prior Vestings
1095
(ii)	If Employee retires more than 365 days after the date of grant, the RSUs will continue to vest in accordance with the schedule set forth in Section 2 above, despite separation of employment.

Other Terminations. If Employee terminates employment with Newmont or any Subsidiary under circumstances other than those set forth above in Sections 3.A through 3.C, Employee agrees that any unvested RSUs will be immediately and unconditionally forfeited without any action required by Employee or Newmont as of the date of such termination of employment.

D. Discretion to Apply Termination Vesting Provisions.  Notwithstanding the provisions in this Section 3, if the Company or, if different, the Employer (as defined in Section 5 below), determines, in its sole discretion, that any provision in this Section 3 may be found to be unlawful, discriminatory or against public policy in any relevant jurisdiction, then the Company, in its sole discretion, may choose not to apply such provision to the RSUs.

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4. No Ownership Rights Prior to Issuance of Common Stock. Employee shall not have any rights as a shareholder of Newmont with respect to the shares of Common Stock underlying the RSUs, including but not limited to the right to vote with respect to such shares of Common Stock, until and after the shares of Common Stock have been issued to Employee and transferred on the books and records of Newmont; provided, however, at the time that the Shares are delivered to Employee in settlement of the vested RSUs, Newmont shall make a cash payment to Employee equal to any dividends paid with respect to shares of Common Stock underlying such RSUs from the date of grant of the RSUs until the date such RSUs vest, minus any applicable Tax-Related Items (as defined in Section 5 below).

5. Withholding Taxes. Employee acknowledges that, regardless of any action taken by Newmont or, if different, his or her employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to my participation in the Plan and legally applicable to him or her (“Tax-Related Items”) is and remains his or her responsibility and may exceed the amount actually withheld by Newmont or the Employer and further acknowledge that Newmont and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSU, including, but not limited to, the grant, vesting or settlement of the RSU, the subsequent sale of shares of Common Stock acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSU to reduce or eliminate his or her liability for Tax-Related Items or achieve any particular tax result. Further, if Employee is subject to Tax-Related Items in more than one jurisdiction, he or she acknowledges that Newmont and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Employee agrees to make adequate arrangements satisfactory to Newmont and/or the Employer to satisfy all Tax-Related Items.

In this regard, Employee authorizes Newmont or its agent to satisfy any applicable withholding obligations with regard to all Tax-Related Items by withholding a number of whole shares of Common Stock to be issued upon settlement of the RSU having a Fair Market Value on the applicable vesting date (or other applicable date on which the Tax-Related Items arise) not in excess of the amount of such Tax-Related Items. If Newmont determines in its discretion that withholding in shares of Common Stock is not permissible or advisable under applicable local law, Newmont may satisfy its obligations for Tax-Related Items by one or a combination of the following:

(a) withholding from Employee’s wages or other cash compensation paid to Employee by Newmont and/or the Employer; or

(b) withholding from proceeds of the sale of shares of Common Stock acquired upon vesting/settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged Newmont (on Employee’s behalf pursuant to this authorization).

Provided, however, that if Employee is a Section 16 officer of Newmont under the Exchange Act, then Newmont will withhold by deducting from the shares of Common Stock otherwise deliverable to Employee in settlement of the RSUs a number of whole shares of Common Stock having a fair market value on the date that the withholding for the Tax-Related Items is determined) not in excess of the amount of such Tax-Related Items, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items will be satisfied pursuant to (b) above.

Depending on the withholding method, Newmont may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, to the extent permitted by the Plan, in which case Employee may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Common Stock. If the obligation

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for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, Employee is deemed to have been issued the full number of shares of Common Stock subject to the vested RSU, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.

Notwithstanding anything in this Section 5 to the contrary, to avoid a prohibited distribution under Section 409A of the Code, if Shares underlying the RSUs will be withheld (or sold on Employee’s behalf) to satisfy any Tax-Related Items arising prior to the date of settlement of the RSUs for any portion of the RSUs that is considered nonqualified deferred compensation subject to Code Section 409A, then the number of Shares withheld (or sold on Employee’s behalf) shall not exceed the number of Shares that equals the liability for the Tax-Related Items.

Finally, Employee agrees to pay to Newmont or the Employer, any amount of Tax-Related Items that Newmont or the Employer may be required to withhold or account for as a result of my participation in the Plan that cannot be satisfied by the means previously described. Newmont may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock, if Employee fails to comply with my obligations in connection with the Tax-Related Items.

6. Delivery of Shares of Common Stock. As soon as reasonably practicable, but in any event within 30 days, following the date of vesting pursuant to Section 2 or 3, subject to Section 9(i), Newmont shall cause to be delivered to Employee a stock certificate or electronically deliver shares through a direct registration system for the number of shares of Common Stock (net of tax withholding as provided in Section 5) deliverable to Employee in accordance with the provisions of this Agreement; provided,  however, that for non-Section 16 officers of Newmont under the Exchange Act, Newmont may allow Employee to elect to have shares of Common Stock, which are deliverable in accordance with the provisions of this Agreement upon vesting (or a portion of such shares at least sufficient to satisfy Employee’s tax withholding obligations with respect to such Common Stock), sold on behalf of Employee, with the cash proceeds thereof, net of tax withholding, remitted to Employee, in lieu of Employee receiving a stock certificate or electronic delivery of shares in a direct registration system.

7. Nontransferability. Employee’s interest in the RSUs and any shares of Common Stock relating thereto may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated otherwise than by will or by the laws of descent and distribution, prior to such time as the shares of Common Stock have actually been issued and delivered to Employee.

8. Acknowledgements. Employee acknowledges receipt of and understands and agrees to the terms of the RSUs award and the Plan. In addition to the above terms, Employee understands and agrees to the following:

(a) Employee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and provisions thereof, including the terms and provisions adopted after the date of this Agreement but prior to the completion of the Vesting Period. If and to the extent that any provision contained in this Agreement is inconsistent with the Plan, the Plan shall govern.

(b) Employee acknowledges that as of the date of this Agreement, the Agreement, the Grant Acknowledgement and the Plan set forth the entire understanding between Employee and Newmont regarding the acquisition of shares of Common Stock underlying the RSUs in Newmont and supersedes all prior oral and written agreements pertaining to the RSUs.

(c) Employee understands that Newmont has reserved the right to amend or terminate the Plan at any time.
9. Miscellaneous

(a) No Right to Continued Employment. Neither the RSUs nor any terms contained in this Agreement shall confer upon Employee any expressed or implied right to be retained in the service of any Subsidiary

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for any period at all, nor restrict in any way the right of any such Subsidiary, which right is hereby expressly reserved, to terminate his or her employment at any time with or without cause. Employee acknowledges and agrees that any right to receive delivery of shares of Common Stock is earned only by continuing as an employee of a Subsidiary at the will of such Subsidiary, or satisfaction of any other applicable terms and conditions contained in this Agreement and the Plan, and not through the act of being hired, being granted the RSUs or acquiring shares of Common Stock hereunder.

(b) Compliance with Laws and Regulations. The award of the RSUs to Employee and the obligation of Newmont to deliver shares of Common Stock hereunder shall be subject to (i) all applicable federal, state, local and foreign laws, rules and regulations, and (ii) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Newmont Committee shall, in its sole discretion, determine to be necessary or applicable. Moreover, shares of Common Stock shall not be delivered hereunder if such delivery would be contrary to applicable law or the rules of any stock exchange.

(c) Investment Representation. If at the time of delivery of shares of Common Stock, the Common Stock is not registered under the Securities Act of 1933, as amended (the “Securities Act”), and/or there is no current prospectus in effect under the Securities Act with respect to the Common Stock, Employee shall execute, prior to the delivery of any shares of Common Stock to Employee by Newmont, an agreement (in such form as the Newmont Committee may specify) in which Employee represents and warrants that Employee is purchasing or acquiring the shares acquired under this Agreement for Employee’s own account, for investment only and not with a view to the resale or distribution thereof, and represents and agrees that any subsequent offer for sale or distribution of any kind of such shares shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the shares being offered or sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption Employee shall, prior to any offer for sale of such shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Newmont Committee, from counsel for or approved by the Newmont Committee, as to the applicability of such exemption thereto.

(d) Definitions. All capitalized terms that are used in this Agreement that are not defined herein have the meanings defined in the Plan. In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall prevail.

(e) Notices. Any notice or other communication required or permitted hereunder shall, if to Newmont, be in accordance with the Plan, and, if to Employee, be in writing and delivered in person or by registered or certified mail or overnight courier, postage prepaid, addressed to Employee at his or her last known address as set forth in Newmont’s records.

(f) Severability. If any of the provisions of this Agreement should be deemed unenforceable, the remaining provisions shall remain in full force and effect.
(g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

(h) Transferability of Agreement. This Agreement may not be transferred, assigned, pledged or hypothecated by either party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, including, in the case of Employee, his or her estate, heirs, executors, legatees, administrators, designated beneficiary and personal representatives. Nothing contained in this Agreement shall be deemed to prevent transfer of the RSUs in the event of Employee’s death in accordance with Section 14(b) of the Plan.

(i) Section 409A Requirements. For purposes of complying with Section 409A of the Code, if the RSUs constitute non-qualified deferred compensation, Employee is a U.S. taxpayer and the RSUs are to be

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settled at a time that is by reference to a termination of Employee’s employment, the Employer and Employee shall take all steps necessary (including with regard to any post-termination services by Employee) to ensure that a termination contemplated under Section 3 constitutes a “separation from service” within the meaning of Section 409A of the Code.  Further, if and the foregoing sentence applies and Employee is a “specified employee” (within the meaning of Code Section 409A) at the time settlement would otherwise occur, settlement of the RSUs and any related dividend payments will be delayed until the first day of the seventh month following the date of such separation from service or, if earlier, until Employee’s death.

(j) No Advice Regarding Award. Newmont is not providing any tax, legal or financial advice, nor is Newmont making any recommendations regarding Employee’s participation in the Plan, or his or her acquisition or sale of the underlying shares of Common Stock. Employee should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

(k) Appendix. Notwithstanding any provisions in this Agreement, the Award shall be subject to any special terms and conditions set forth in Appendix to this Agreement for Employee’s country. Moreover, if Employee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to him or her, to the extent Newmont determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

(l) Imposition of Other Requirements. Newmont reserves the right to impose other requirements on Employee’s participation in the Plan, on the RSUs and on any shares of Common Stock acquired under the Plan, to the extent Newmont determines it is necessary or advisable for legal or administrative reasons, and to require Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(m) Modification. Notwithstanding any other provision of this Agreement to the contrary, the Committee may amend this Agreement to the extent it determines necessary or appropriate to comply with the requirements of Code Section 409A and the guidance thereunder and any such amendment shall be binding on Employee.

(n) Waiver. Employee acknowledges that a waiver by Newmont of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.

(o) Electronic Delivery and Acceptance. Newmont may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by Newmont or a third party designated by Newmont.

IN WITNESS WHEREOF, pursuant to Employee’s Grant Acknowledgement (including without limitation, the Terms and Conditions section hereof), incorporated herein by reference, and electronically executed by Employee, Employee agrees to the terms and conditions of this Agreement.

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APPENDIX TO THE NEWMONT MINING CORPORATION 2013 STOCK INCENTIVE PLAN RESTRICTED STOCK UNIT AGREEMENT

Unless otherwise provided below, capitalized terms used but not explicitly defined in this Appendix shall have the same definitions as in the Plan and/or the Agreement (as applicable). The terms and conditions in Part A apply to all Employees outside the United States. The country-specific terms and conditions in Part B will also apply to Employee if he or she resides in one of the countries listed below.

Terms and Conditions

This Appendix includes additional country-specific terms and conditions that govern Employee’s RSUs if he or she resides and/or works in one of the countries listed herein.

If Employee is a resident of a country other than the one in which he or she is currently residing and/or working, relocate to another country after the RSUs are granted, or are considered a resident of another country for local law purposes, the terms and conditions of the RSUs contained herein may not be applicable to Employee, and Newmont shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to him or her.

Notifications

This Appendix also includes information regarding certain issues of which Employee should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of December 2018. Such laws are often complex and change frequently. As a result, Newmont strongly recommends that Employee not rely on the information in this Appendix as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time that Employee’s RSUs vest or he or she sells shares of Common Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to Employee’s particular situation, and Newmont is not in a position to assure him or her of a particular result. Accordingly, Employee should seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation.

Finally, if Employee is a resident of a country other than the one in which he or she is currently residing and/or working, transfer employment after the RSUs are granted, or are considered a resident of another country for local law purposes, the information contained herein may not apply to Employee.

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A.	ALL NON-U.S. COUNTRIES

TERMS AND CONDITIONS

The following additional terms and conditions will apply to Employee if he or she resides in any country outside the United States.

1.	Nature of Grant. The following provisions supplement Section 8 of the Agreement:
(a) the grant of RSUs under the Plan at one time does not in any way obligate Newmont or its Subsidiaries to grant additional RSUs in any future year or in any given amount.

(b) the grant of RSUs and Employee’s participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with Newmont and shall not interfere with the ability of the Employer to terminate my employment or service relationship (if any).

(c) the RSUs should in no event be considered as compensation for, or relating in any way to, past services for Newmont, the Employer or any Subsidiary.

(d) Employee further acknowledges and understands that Employee’s participation in the Plan is voluntary and that the RSUs and any future RSUs under the Plan are wholly discretionary in nature, the value of which do not form part of any normal or expected compensation for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar mandatory payments, other than to the extent required by local law.

(e) Employee acknowledges and understands that the future value of the shares of Common Stock acquired by Employee under the Plan is unknown and cannot be predicted with certainty and that no claim or entitlement to compensation or damages arises from the forfeiture of the RSUs or termination of the Plan or the diminution in value of any shares of Common Stock acquired under the Plan and Employee irrevocably releases Newmont and its Subsidiaries from any such claim that may arise.

(f) Employee acknowledges and understands the RSUs and the shares of Common Stock subject to the RSUs, and the income and value of the same, are not intended to replace any pension rights or compensation.

(g) Employee acknowledges for the purposes of the RSUs, his or her employment will be considered terminated as of the date he or she is no longer actively providing services to Newmont, the Employer or any Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where he or she is employed or the terms of his or her employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by Newmont, if any, will terminate as of such date and will not be extended by any notice period (e.g., Employee’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where he or she is employed or the terms of his or her employment agreement, if any); Newmont Committee shall have the exclusive discretion to determine when Employee is no longer actively providing services for purposes of his or her RSU grant (including whether Employee may still be considered to be providing services while on a leave of absence).

(h) Employee acknowledges and understands that unless otherwise agreed with Newmont, the RSUs and the shares of Common Stock subject to the RSUs, and the income and value of the same, are not granted as consideration for, or in connection with the service her or she may provide as a director of a Subsidiary of Newmont.

(i) Employee acknowledges and understands the RSUs and the share of Common Stock subject to the RSUs and the income and value of the same, are not part of normal or expected compensation salary for any purpose.

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(j) Employee acknowledges and understands that neither Newmont, the Employer nor any other Affiliate of Newmont shall be liable for any foreign exchange rate fluctuation between his or her local currency and the United States Dollar that may affect the value of the RSU or of any amounts due to Employee pursuant to the settlement of the RSU or the subsequent sale of any shares of Common Stock acquired upon settlement.

2.

Data Privacy Information and Consent. Newmont headquarters is located at 6363 South Fiddler’s Green Circle, Suite 800, Greenwood Village, Colorado 80111 U.S.A., and grants awards to employees of Newmont and its Subsidiaries, at Newmont’s sole discretion. If Employee would like to participate in the Plan, please review the following information about Newmont’s data processing practices and declare Employee’s consent.

(a) Data Collection and Usage. Newmont collects, processes and uses personal data of Employees, including name, home address, email address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of Common Stock or directorships held in Newmont, and details of all awards or other entitlements to shares of Common Stock, granted, canceled, exercised, vested, unvested or outstanding in Employee’s favor (“Data”), which Newmont receives from Employee or the Employer. In connection with the grant of the RSU, Newmont will collect Employee’s Data for purposes of administering Employee’s participation in the Plan. Newmont’s legal basis for the processing of Employee’s Data, where required, is Employee’s consent.

(b) Stock Plan Administration Service Providers. Newmont transfers Data to Fidelity Investments, an independent service provider based in the United States, which assists Newmont with the implementation, administration and management of the Plan. In the future, Newmont may select a different service provider and share Employee’s Data with another company that serves in a similar manner. Newmont’s service provider will open an account for Employee to receive shares of Common Stock. Employee may be asked to agree on separate terms and data processing practices with the service provider, which is a condition to Employee’s ability to participate in the Plan.

(c) International Data Transfers. Newmont and its service providers are based in the United States. If Employee is outside the United States, Employee should note that his or her country has enacted data privacy laws that are different from the United States. Newmont’s legal basis for the transfer of Employee’s Data is his or her consent.

(d) Data Retention. Newmont will use Employee’s Data only as long as is necessary to implement, administer and manage Employee’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and security laws. This period may extend beyond Employee’s period of employment with the Employer.  When Newmont or the Employer no longer need Data for any of the above purposes, they will cease processing it in this context and remove it from all of their systems used for such purposes to the fullest extent practicable.

(e) Voluntariness and Consequences of Denial or Withdrawal. Employee’s participation in the Plan and Employee’s grant of consent is purely voluntary. Employee may deny or withdraw his or her consent at any time. If Employee does not consent, or if Employee withdraws his or her consent, Employee cannot participate in the Plan. This would not affect Employee’s salary as an employee or his or her career; Employee would merely forfeit the opportunities associated with the Plan.

(f) Data Subject Rights. Employee has a number of rights under data privacy laws in his or her country. Depending on where Employee is based, Employee’s rights may include the right to (i) request access or copies of Data Newmont processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with the competent tax authorities in Employee’s country, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding Employee’s rights or to exercise Employee’s rights please contact Newmont

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at Newmont Mining Corporation, 6363 South Fiddler’s Green Circle, Suite 800, Greenwood Village, Colorado 80111 U.S.A., attention: Director of Compensation, Newmont Corporate.

If Employee agrees with the data processing practices as described in this notice, please declare Employee’s consent by clicking “Accept” on the Fidelity award acceptance page.

3.

Language. Employee acknowledges that he or she is sufficiently proficient in English, or, alternatively, Employee acknowledges that he or she will seek appropriate assistance, to understand the terms and conditions in the Agreement. Furthermore, if Employee received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated versions is different than the English version, the English version will control.

4.

Insider-Trading/Market-Abuse Laws. Employee acknowledges that, depending on his or her country or broker’s country, or the country in which Common Stock is listed, he or she may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his or her ability to accept, acquire, sell or attempt to sell, or otherwise dispose of the shares of Common Stock, rights to shares of Common Stock (e.g., RSUs) or rights linked to the value of Common Stock, during such times as Employee is considered to have “inside information” regarding Newmont (as defined by the laws or regulations in applicable jurisdictions, including the United States and Employee’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Employee placed before possessing inside information. Furthermore, Employee may be prohibited from (i) disclosing insider information to any third party, including fellow employees and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Newmont insider trading policy. Employee acknowledges that it is his or her responsibility to comply with any applicable restrictions, and Employee should speak to his or her personal advisor on this matter.

5.

Foreign Asset/Account Reporting Requirements. Employee acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect his or her ability to acquire or hold the shares of Common Stock acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on the shares of Common Stock acquired under the Plan) in a brokerage or bank account outside his or her country. Employee may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. Employee also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to his or her country through a designated bank or broker within a certain time after receipt. Employee acknowledges that it is his or her responsibility to be compliant with such regulations, and he or she should speak to his or her personal advisor on this matter.

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A.	COUNTRY-SPECIFIC ADDITIONAL TERMS AND CONDITIONS

AUSTRALIA

Terms and Conditions

Australian Offer Document. The Award is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order CO 14/1000. Additional details are set forth in the Offer Document for the offer of RSUs to Australian resident employees, which is being provided to Employee with the Agreement.

Notifications

Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions in the Act).

Exchange Control Information. Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report. If there is no Australian bank involved in the transfer, Employee will be required to file the report.

CANADA

Terms and Conditions

Vesting/Termination. The following provision supplements Section 3 of the Agreement and Section 1 of Part A of this Appendix:

For purposes of the Agreement, in the event Employee ceases his or her employment or service relationship with Newmont or Employer (for any reason whatsoever and whether or not later found to be invalid or in breach of local labor laws), Employee’s right to vest in the RSUs will terminate as of the date that is the earlier of: (a) the date Employee receives notice of termination of employment from Newmont or Employer, or (b) the date Employee is no longer actively employed or actively providing services to Newmont or Employer, regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to statutory law, regulatory law and/or common law). Newmont shall have the exclusive discretion to determine when Employee is no longer actively providing services (including whether Employee may still be considered actively employed or actively providing services while on a leave of absence).

The following provisions apply if Employee is a resident of Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all appendices, documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement Relatif à la Langue Utilisée.  Les parties reconnaissent avoir exigé la rédaction en anglais de cette Convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Data Privacy. The following provision supplements Section 2 of Part A of this Appendix:

Employee hereby authorizes Newmont and its representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Employee further authorizes Newmont, any parent or Subsidiary of Newmont, and any stock plan service provider that may be selected by Newmont to assist with the Plan to disclose and discuss the Plan with their respective advisors.

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Employee further authorizes Newmont and any parent or Subsidiary of Newmont to record such information and to keep such information in Employee’s employee file.

Notifications

Securities Law Information. Employee is permitted to sell shares of Common Stock acquired through the Plan through the designated broker appointed under the Plan, if any, provided the resale of shares of Common Stock acquired under the Plan takes place outside Canada through the facilities of a stock exchange on which the shares of Common Stock are listed on the New York Stock Exchange.

FRANCE

Terms and Conditions

Consent to Receive Information in English. By accepting the Agreement providing for the terms and conditions of Employee’s grant, Employee confirms having read and understood the documents relating to this grant (the Plan and the Agreement) which were provided in English language. Employee accepts the terms of those documents accordingly.

Consentement relatif à la réception d’informations en langue anglaise. En acceptant le Contrat d’Attribution décrivant les termes et conditions de l’attribution, l’employé confirme ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan U.S. et le Contrat d’Attribution) qui ont été communiqués en langue anglaise. L’employé accepte les termes en connaissance de cause.

Notifications

Non-Tax-Qualified Award. Employee understands and agrees that the Award is not intended to qualify for specific tax and social security treatment in France under Section L. 225-197-1 to L. 225-197-6-1 of the French Commercial Code, as amended.

Foreign Asset/Account Reporting Information. If Employee holds shares of Common Stock outside France or maintains a foreign bank or brokerage account (including Employee’s Fidelity account), he or she should report such shares of Common Stock and account, whether open, current or closed, to the French tax authorities on his or her annual tax return.

GHANA

There are no country-specific provisions.

PERU

Terms and Conditions

Labor Law Acknowledgement. The following provision supplements Section 1 of Part A of this Appendix:

In accepting this Agreement, Employee acknowledges that the RSUs are being granted ex gratia to Employee with the purpose of rewarding him or her.

Notifications

Securities Law Information. The offer of the RSUs is considered a private offering in Peru; therefore, it is not subject to registration. For more information concerning this offer, please refer to the Plan, the Agreement and any other grant documents made available by Newmont.

SURINAME

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Terms and Conditions

Award Settlement. Notwithstanding any provision in the Agreement to the contrary, if deemed by Newmont to be necessary for regulatory reasons, Newmont reserves the right to settle RSUs by payment in cash or its equivalent of an amount equal in value to the shares of Common Stock subject to the vested RSUs.

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